EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2015 FINANCIAL RESULTS

•

Third quarter net revenues of $121.3 million and net income of $6.6 million, or $0.53 per diluted share, which includes a one-time tax charge of $1.1 million, or $0.09 per diluted share. Net income excluding the tax charge was $7.7 million, or $0.62 per diluted share, for the three months ended June 30, 2015, compared to net revenues of $126.3 million and net income of $2.1 million, or $0.17 per diluted share, for the same period of fiscal 2014.

•	Backlog of $192.9 million at June 30, 2015, a decrease of 12.5% from $220.4 million at March 31, 2015.

•	Capital spending and acquisitions in the first nine months of fiscal 2015 of $28.6 million, with a forecast in fiscal 2015 of $33.4 million.

•	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 6, 2015 — Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter ended June 30, 2015.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our quarterly results benefited from an improved product mix driven by strong aerospace market sales and high-value special project shipments. However, weakening sales to the chemical processing market and low levels of land-based gas turbine market activity dampened our results, as did softening nickel prices and exchange rate movements,” said Mark Comerford, President and Chief Executive Officer.  “Going forward, our sheet and coil products and our aerospace tubing products are booked well into fiscal year 2016, and we remain confident about the long-term opportunities in our targeted end markets.  Our recent acquisition and capital investments position us well to capitalize on those long-term opportunities and better service our customers, win new applications and create market differentiation from our competitors.”

Quarter Results

Net Revenues.   Net revenues were $121.3 million in the third quarter of fiscal 2015, a decrease of 4.0% from $126.3 million in the same period of fiscal 2014. Volume was 4.8 million pounds in the third quarter of fiscal 2015, a decrease of 21.0% from 6.1 million pounds in the same period of fiscal 2014.  The decrease in volume, which is most pronounced in the chemical processing and land-based gas turbines market, is primarily due to customers holding off orders because of the decline in the market price of nickel prices and lower base-business demand.  The product-sales average selling price was $23.56 per pound in the third quarter of fiscal 2015, an increase of 16.6% from $20.20 per pound in the same period of fiscal 2014.  The average selling price increased as a result of several factors, including the following: change in product mix, representing approximately $5.22 of the increase, partially offset by lower raw material market prices, which represented approximately $1.11 per pound of a decrease, along with increased price competition, which represented approximately $0.75 per pound of a decrease.

Cost of Sales.  Cost of sales was $97.1 million, or 80.1% of net revenues, in the third quarter of fiscal 2015 compared to $112.2 million, or 88.9% of net revenues, in the same period of fiscal 2014. Cost of sales in the third quarter of fiscal 2015 decreased by $15.1 million as compared to the same period of fiscal 2014 due to lower volumes and lower raw material costs relative to the same period of fiscal 2014, partially offset by higher manufacturing costs due to the higher-cost mix.

Gross Profit.   As a result of the above factors, gross profit was $24.2 million for the third quarter of fiscal 2015, an increase of $10.1 million from the same period of fiscal 2014. Gross margin as a percentage of net revenue increased to 19.9% in the third quarter of fiscal 2015 as compared to 11.1% in the same period of fiscal 2014. The increase is primarily attributable to a more profitable mix of products sold in fiscal 2015 as well as maintaining prices in a falling nickel price environment.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $12.4 million for the third quarter of fiscal 2015, an increase of $2.3 million from the same period of fiscal 2014. The increase in expense was primarily driven by higher foreign exchange losses and higher incentive compensation as compared to the third quarter of fiscal 2014. Selling, general and administrative expense as a percentage of net revenues increased to 10.2% for the third quarter of fiscal 2015 compared to 8.0% for the same period of fiscal 2014.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.7% of revenue, for the third quarter of fiscal 2015, compared to $0.9 million, or 0.7% of revenue, in the same period of fiscal 2014.

Operating Income/(Loss).  As a result of the above factors, operating income in the third quarter of fiscal 2015 was $10.9 million compared to $3.1 million in the same period of fiscal 2014.

Income Taxes.  Income tax expense was $4.2 million in the third quarter of fiscal 2015, an increase of $3.2 million from $1.0 million in the third quarter of fiscal 2014.  The effective tax rate for the third quarter of fiscal 2015 was 39.2%, compared to 32.9% in the same period of fiscal 2014.  The higher effective tax rate this quarter was primarily due to a change in the Indiana tax law that was enacted in May, which decreased the deferred tax asset and increased tax expense by $1.1 million. This change in tax law is expected to have a favorable impact on the Company’s tax rate beginning in fiscal 2017.

Net Income/(Loss).  As a result of the above factors, net income in the third quarter of fiscal 2015 was $6.6 million, an increase of $4.5 million from $2.1 million in the same period of fiscal 2014.

Nine Months Results

Net Revenues.  Net revenues were $370.6 million in the first nine months of fiscal 2015, an increase of 10.5% from $335.3 million in the same period of fiscal 2014 due to an increase in average selling price per pound partially offset by lower volumes.   Volume was 15.2 million pounds in the first nine months of fiscal 2015, a decrease of 5.1% from 16.1 million pounds in the same period of fiscal 2014 with reductions primarily in chemical processing and land-based gas turbine markets.  The product-sales average selling price was $23.01 per pound in the first nine months of fiscal 2015, an increase of 14.2% from $20.15 per pound in the same period of fiscal 2014.  Average selling price increased primarily due to a higher-value product mix, which represented approximately $3.10 of the increase. The Company announced a price increase in the second half of fiscal 2014, which helped improve the price of products shipped in fiscal 2015, and represented approximately $0.12 of the increase.  These increases were partially offset by lower market prices for raw materials, which represented approximately $0.36 of a decrease.

Cost of Sales.  Cost of sales was $298.4 million, or 80.5% of net revenues, in the first nine months of fiscal 2015 compared to $307.0 million, or 91.5% of net revenues, in the same period of fiscal 2014.  Cost of sales in the first nine months of fiscal 2015 decreased by $8.6 million as compared to the same period of fiscal 2014 primarily due to lower volume partially offset by higher-cost product mix sold.

Gross Profit.  As a result of the above factors, gross profit was $72.3 million for the first nine months of fiscal 2015, an increase of $43.9 million, or 154.7%, from the same period of fiscal 2014. Gross profit as a percentage of net revenue was 19.5% in the first nine months of fiscal 2015 as compared to 8.5% in the same period of fiscal 2014. The increase in gross profit as a percentage of net revenue is primarily attributable to increased average selling prices and increased volumes of higher-value products, including proprietary and specialty alloy products.

Selling, General and Administrative Expense.  Selling, general and administrative expense during the first nine months of fiscal 2015 was $31.8 million, an increase of approximately of $2.2 million, or 7.6%, from $29.5 million in the same period of fiscal 2014. Higher incentive compensation and commissions as compared to the prior year were partially offset by foreign currency gains.  Selling, general and administrative expenses as a percentage of net revenues decreased to 8.6% for the first nine months of fiscal 2015 compared to 8.8% for the same period of fiscal 2014 primarily due to increased revenues.

Research and Technical Expense.  Research and technical expense was $2.7 million, or 0.7% of revenue, for the first nine months of fiscal 2015, compared to $2.6 million, or 0.8% of net revenues, in the same period of fiscal 2014.

Operating Income/(Loss).  As a result of the above factors, operating income in the first nine months of fiscal 2015 was $37.8 million, compared to operating loss of $3.8 million in the same period of fiscal 2014. Operating income as a percentage of net revenue was 10.2% in the first nine months of fiscal 2015.

Income Taxes.  Income taxes expense was $13.1 million in the first nine months of fiscal 2015, an increase of $14.2 million from an income tax benefit of $1.1 million in the same period of fiscal 2014.  The effective tax rate for the first nine months of fiscal 2015 was 34.6%, compared to 29.5% in the same period of fiscal 2014.  The higher effective tax rate this year was primarily due to a change in the Indiana tax law that was enacted in May, which decreased the deferred tax asset and increased tax expense by $1.1 million. This change in tax law is expected to have a favorable impact on the Company’s tax rate beginning in fiscal 2017.

Net Income/(Loss). As a result of the above factors, net income in the first nine months of fiscal 2015 was $24.7 million, an increase of $27.3 million, from a net loss of $2.6 million in the same period of fiscal 2014.

Volumes, Competition and Pricing

Business condition were challenging in the third quarter of fiscal 2015 with falling nickel prices and continued headwinds related to foreign currency and lower chemical processing market activity. Volumes in each of the Company’s major markets were lower in the third quarter of fiscal year 2015 as compared to the same period in fiscal 2014 and as compared to the second quarter of fiscal 2015.  However, a higher-valued product mix helped sustain the average selling price per pound and supported the gross profit as a percentage of net revenues and profitability in the quarter. The price increases that were announced in the second half of fiscal 2014 also favorably impacted pricing of product that shipped in the third quarter of fiscal 2015.  These circumstances contributed to an average selling price improvement for product sales of $2.86 per pound sold, a 14.2% improvement over the first nine months of fiscal 2014.

The market price of nickel has been declining, which can cause customers to delay orders for the Company’s products in order to receive a lower price in the future.  The Company values inventory utilizing the first-in, first-out (“FIFO”) inventory costing methodology. In a period of decreasing raw material costs, the FIFO inventory valuation normally results in higher costs of sales as compared to the last-in, first out method.  In addition, falling nickel prices create compression on gross margins due to pressure on selling prices from lower nickel prices, combined with higher cost of sales as we sell off the higher cost inventory acquired in a prior period with higher nickel prices.  This compression occurred in the third quarter and will likely continue to negatively impact gross margins in the remainder of fiscal 2015.

During the first nine months of fiscal 2014, the Company experienced reduced demand, increased price competition in commodity-type alloys and destocking in the supply chain as customers consumed excess inventory.  In the first nine months of fiscal 2015, the Company experienced higher aerospace volume as well as a stronger mix of high-value specialty and proprietary alloys in high-value product forms in the chemical processing and other markets.   The commodity portion of the chemical processing market remains highly cost competitive with a low volume of available projects.

Gross Profit Margin Trend Performance

During the third quarter of fiscal 2015, gross margin slightly declined sequentially but still represents a recovery from the prior year. Gross margin was 19.9% in the third quarter compared to an 11.1% gross margin percentage in the same period last year.  As mentioned above, a stronger mix of high-value specialty and proprietary alloys in high-value product forms contributed to this improvement. The slight reduction compared to the second quarter of fiscal 2015 relates to falling nickel prices.

Backlog

Backlog was $192.9 million at June 30, 2015, a decrease of approximately $27.5 million, or 12.5%, from $220.4 million at March 31, 2015. The backlog dollars decreased during the third quarter of fiscal 2015 due to an 11.5% decrease in pounds, combined with a 1.1% decrease in the average selling price per pound. The decrease in pounds is due to the continued shipping of some major projects in the third quarter and lower order entry driven presumably by the falling price of nickel.  The decrease in average selling price per pound reflects a change in product mix in the backlog as well as a decline in the market prices of raw materials, primarily nickel.

Capital Spending

The Company’s strategic capital investment projects that were announced in fiscal 2012 have been completed and resulted in expansions of flat product capacity in Kokomo, Indiana and tubular production capacity in Arcadia, Louisiana.  These investments have already begun contributing to profitability, and management expects continued benefits as utilization ramps up on this new capacity. The forecast for capital investments in fiscal 2015 is approximately $18.8 million, including amounts spent to date, but excluding the acquisition of the Leveltek-LaPorte assets, which were purchased for $14.6 million in January, 2015. The combined $33.4 million is our projected cash used in investing activities for fiscal 2015.

Liquidity

During the first nine months of fiscal 2015, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At June 30, 2015, the Company had cash and cash equivalents of $47.2 million compared to cash and cash equivalents of $45.9 million at September 30, 2014. As of June 30, 2015, the Company had cash and cash equivalents of $8.2 million that was held by foreign subsidiaries in various currencies.

Net cash provided by operating activities was $38.9 million in the first nine months of fiscal 2015 compared to cash provided by operating activities of $24.1 million in the first nine months of fiscal 2014.  Items contributing to the difference included net income of $24.7 million in fiscal 2015 compared to a net loss of $2.6 million in the same period of fiscal 2015 and an increase in inventory of $7.7 million in the first nine months of fiscal 2015 compared to a $13.9 million increase in inventory in the same period of fiscal 2014.  These changes were partially offset by a $4.0 million increase in accounts payable in the first nine months of fiscal 2015 compared to a $23.3 million increase in the same period of fiscal 2014 as well as a $2.3 million increase in accounts receivable in the first nine months of fiscal 2015 compared to a $6.2 million decrease in accounts receivable in the same period of fiscal 2014.  Net cash used in investing activities was $28.6 million in the first nine months of fiscal 2015 compared to $33.3 million in the same period of fiscal 2014 as a result of the ramp-down of our capacity investments in tubular and flat rolled products, partially offset by the investment in the Leveltek-LaPorte operations of $14.6 million.  Net cash used in financing activities in the first nine months of fiscal 2015 of $8.5 million included $8.2 million of dividend payments, in addition to cash used to repurchase treasury stock to satisfy payroll taxes owed as a result of restricted stock vesting.

The Company’s sources of liquidity for the remainder of fiscal 2015 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At June 30, 2015, the Company had cash of $47.2 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On August 6, 2015, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable September 15, 2015 to stockholders of record at the close of business on September 1, 2015. The dividend cash pay-out in the third quarter was approximately $2.7 million based on the number of shares outstanding and equal to approximately $10.9 million on an annualized basis.

Guidance

Management expects lower nickel market prices to unfavorably impact product selling prices and margin percentage in the fourth quarter.  However, even with lower nickel and the other noted headwinds, management expects the fourth quarter to be similar to or slightly higher in revenues and earnings compared to those of the third quarter (excluding the previously mentioned tax adjustment).

Earnings Conference Call

The Company will host a conference call on Friday, August 7, 2015 to discuss its results for the third quarter of fiscal 2015.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 7, 2015	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, August 7th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday,  September 7, 2015. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Conference: 13616361

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2015 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2014.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2015	2014	2015
Net revenues	$126,293	$121,270	$335,343	$370,634
Cost of sales	112,232	97,119	306,968	298,375
Gross profit	14,061	24,151	28,375	72,259
Selling, general and administrative expense	10,085	12,412	29,523	31,767
Research and technical expense	867	878	2,630	2,691
Operating income (loss)	3,109	10,861	(3,778)	37,801
Interest income	(30)	(21)	(117)	(64)
Interest expense	17	36	56	68
Income (loss) before income taxes	3,122	10,846	(3,717)	37,797
Provision for (Benefit from) income taxes	1,026	4,244	(1,098)	13,095
Net income (loss)	$2,096	$6,602	$(2,619)	24,702
Net income (loss) per share:
Basic	$0.17	$0.53	$(0.21)	$1.99
Diluted	$0.17	$0.53	$(0.21)	$1.98
Dividends declared per common share	$0.22	$0.22	$0.66	$0.66

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	June 30,
	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$45,871	$47,235
Accounts receivable, less allowance for doubtful accounts of $861 and $971 respectively	72,439	73,563
Inventories	254,027	261,062
Income taxes receivable	3,235	3,292
Deferred income taxes	6,297	11,631
Other current assets	2,964	2,864
Total current assets	384,833	399,647
Property, plant and equipment, net	174,083	186,005
Deferred income taxes—long term portion	44,639	36,030
Prepayments and deferred charges	2,031	1,737
Goodwill	—	4,789
Other intangible assets, net	5,185	6,900
Total assets	$610,771	$635,108
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,957	$41,487
Accrued expenses	13,213	16,977
Accrued pension and postretirement benefits	4,572	4,572
Deferred revenue—current portion	2,500	2,500
Total current liabilities	62,242	65,536
Long-term obligations (less current portion)	745	4,467
Deferred revenue (less current portion)	27,829	25,954
Accrued pension benefits	72,315	71,624
Accrued postretirement benefits	100,910	101,105
Total liabilities	264,041	268,686
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,434,748 and 12,467,498 shares issued and 12,418,471 and 12,446,000 outstanding at September 30, 2014 and June 30, 2015, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	242,387	243,944
Accumulated earnings	166,999	183,487
Treasury stock, 16,277 shares at September 30, 2014 and 21,498 shares at June 30, 2015	(840)	(1,091)
Accumulated other comprehensive loss	(61,828)	(59,930)
Total stockholders’ equity	346,730	366,422
Total liabilities and stockholders’ equity	$610,771	$635,108

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2014	2015
Cash flows from operating activities:
Net income (loss)	$(2,619)	$24,702
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	11,425	13,898
Amortization	312	385
Pension and post-retirement expense—U.S. and U.K.	7,822	9,591
Change in long-term obligations	—	(778)
Stock compensation expense	1,489	1,609
Excess tax benefit (expense) from option exercises	(432)	52
Deferred revenue	(1,875)	(1,875)
Deferred income taxes	(3,978)	624
Loss on disposition of property	245	180
Change in assets and liabilities:
Accounts receivable	6,236	(2,341)
Inventories	(13,855)	(7,742)
Other assets	(594)	389
Accounts payable and accrued expenses	23,280	4,028
Income taxes	1,712	269
Accrued pension and postretirement benefits	(5,056)	(4,112)
Net cash provided by operating activities	24,112	38,879
Cash flows from investing activities:
Additions to property, plant and equipment	(33,317)	(14,049)
Acquisition of Leveltek-LaPorte assets	—	(14,600)
Net cash used in investing activities	(33,317)	(28,649)
Cash flows from financing activities:
Dividends paid	(8,174)	(8,214)
Proceeds from exercise of stock options	1,063	—
Payment for purchase of treasury stock	(335)	(251)
Excess tax benefit from option exercises	432	(52)
Net cash used in financing activities	(7,014)	(8,517)
Effect of exchange rates on cash	291	(349)
Increase (decrease) in cash and cash equivalents:	(15,928)	1,364
Cash and cash equivalents:
Beginning of period	68,326	45,871
End of period	$52,398	$47,235